EXHIBIT 1
SCHEDULE 13D JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D dated September 17, 2008 (the “Schedule 13D”) with respect to the Common Stock, par value $0.0001 per share, of Pro Elite, Inc. is, and any amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an exhibit to the Schedule 13D and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated:  September 17, 2008

SHOWTIME NETWORKS INC.

By:	/s/ Louis J. Briskman
Name: Louis J. Briskman
Title: Executive Vice President

CBS OPERATIONS INC.

By:	/s/ Louis J. Briskman
Name: Louis J. Briskman
Title: Executive Vice President and General Counsel

CBS CORPORATION

By:	/s/ Louis J. Briskman
Name: Louis J. Briskman
Title: Executive Vice President and General Counsel

NAIRI, INC.

By:	/s/ Sumner M. Redstone
Name: Sumner M. Redstone
Title: Chairman and President

NATIONAL AMUSEMENTS, INC.

By:	/s/ Sumner M. Redstone
Name: Sumner M. Redstone
Title: Chairman and Chief Executive Officer

/s/ Sumner M. Redstone
Name: Sumner M. Redstone
Individually